Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

between

GREAT ELM GROUP, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

Trustee

Dated as of June 9, 2022

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of June 9, 2022 is between Great Elm Group, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”).  Unless otherwise specified in this First Supplemental Indenture, all capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an indenture, dated as of June 9, 2022 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of notes or debt instruments of the Company (the “Notes”), to be issued in one or more series as provided in the Indenture.

The Company desires to issue and sell up to $28,750,000 aggregate principal amount of the Company’s 7.25% Notes due 2027 (the “2027 Notes”).

Section 9.01(f) of the Base Indenture provides that without the consent of Holders of the  Notes of any series issued under the Base Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to provide for the issuance of and establish the form and terms and conditions of Notes of any Series as permitted under the Base Indenture.

The Company desires to establish the form and terms of the 2027 Notes (except as may be provided in a future supplemental indenture to the Indenture (a “Future Supplemental Indenture”)).

The Company has duly authorized the execution and delivery of this First Supplemental Indenture to provide for the issuance of the 2027 Notes and all acts and things necessary to make this First Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the 2027 Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the 2027 Notes, as follows:

ARTICLE I
TERMS OF THE 2027 NOTES

Section 1.01          The following terms relating to the 2027 Notes are hereby established:

(a)          The 2027 Notes shall constitute a series of Notes having the title “7.25% Notes due 2027.”  The 2027 Notes shall bear a CUSIP number of 39037G 208 and an ISIN number of US39037G2084.

(b)          The aggregate principal amount of the 2027 Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of such series pursuant to Section 2.07, 2.08, 2.11, 3.06 or 9.05) of the Indenture) shall be $25,000,000 (or up to $28,750,000 aggregate principal amount if the underwriters’ over-allotment option is exercised in full).  Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or a Future Supplemental Indenture, the Company may from time to time, without the consent of the Holders of 2027 Notes, issue additional 2027 Notes (in any such case, “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the 2027 Notes; provided that, if such Additional Notes are not fungible with the 2027 Notes (or any other tranche of Additional Notes) for U.S. federal income tax purposes, then such Additional Notes shall have different CUSIP numbers from the 2027 Notes (and any such other tranche of Additional Notes).  Any Additional Notes and the existing 2027 Notes will constitute a single series under the Indenture and all references to the relevant 2027 Notes herein shall include the Additional Notes unless the context otherwise requires.

(c)          The Stated Maturity of the 2027 Notes shall be June 30, 2027.  The entire outstanding principal of the 2027 Notes shall be payable on the Stated Maturity, unless earlier redeemed or repurchased in accordance with the provisions of the Indenture.

(d)          The rate at which the 2027 Notes shall bear interest shall be 7.25% per annum.  The date from which interest shall accrue on the 2027 Notes shall be June 9, 2022 or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the 2027 Notes shall be March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2022. If an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment. The initial interest period will be the period from and including June 9, 2022, to, but excluding, the initial Interest Payment Date, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the 2027 Note is registered at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15 and December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Payment of the principal of (and premium, if any, on) and any such interest on the 2027 Notes will be made at the Corporate Trust Office of the Trustee in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that so long as the 2027 Notes are registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by the Depositary and the Trustee. Interest on the 2027 Notes will be computed on the basis of a 360-day year of twelve 30-day months.

(e)          The 2027 Notes shall be initially issuable in global form (each such 2027 Note, a “Global Note”).  The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this First Supplemental Indenture.  Each Global Note shall represent the outstanding 2027 Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding 2027 Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding 2027 Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding 2027 Notes represented thereby shall be made by the Trustee or the Registrar, in accordance with Sections 2.07 and 2.14 of the Base Indenture.

(f)          The Depositary for such Global Notes shall be The Depository Trust Company, New York, New York.  The Registrar and Paying Agent with respect to the Global Notes shall be the Trustee.

(g)          The 2027 Notes shall be defeasible pursuant to Section 8.02 or Section 8.03 of the Indenture.  Covenant defeasance contained in Section 8.03 of the Indenture shall apply to the covenants contained in Sections 4.08, 4.09 and 4.10 of the Indenture.

(h)          The 2027 Notes shall be redeemable pursuant to Article 3 of the Base Indenture and as follows:

(i)          The 2027 Notes will be redeemable in whole or in part at any time or from time to time, at the option of the Company, on or after June 30, 2024, at a redemption price equal to 100% of the outstanding principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the Redemption Date.

(ii)          Notice of redemption shall be given in writing and electronically delivered through The Depository Trust Company or mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the 2027 Notes to be redeemed, not less than fifteen (15) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the register for the 2027 kept by the Registrar.  All notices of redemption shall contain the information set forth in Section 3.03 of the Base Indenture.

(iii)          If the Company elects to redeem only a portion of the 2027 Notes, the Trustee or, with respect to the Global Notes, the Depository will determine the method for selecting the particular 2027 Notes to be redeemed, in accordance with Section 3.02 of the Base Indenture and the rules of any national securities exchange or quotation system on which the 2027 Notes are listed, to the extent applicable.

(iv)          Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the 2027 Notes called for redemption.

(i)          The 2027 Notes shall be issuable in denominations of $25.00 and integral multiples of $25.00 in excess thereof.

(j)          Holders of the 2027 Notes will not have the option to have the 2027 Notes repaid prior to the Stated Maturity.  Nothing in this Section shall prohibit purchases by the Company in the open market, private transactions or otherwise prior to the Stated Maturity.

ARTICLE II
DEFINITION AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 2.01          Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2027 Notes but no other series of Notes under the Indenture, whether now or hereafter issued and outstanding, Article 1 of the Base Indenture shall be amended by adding the following defined terms to Section 1.01 in appropriate alphabetical sequence, as follows:

“Convertible Debt” means any of the Company’s unsecured convertible debt, including paid-in-kind convertible debt.

“First Supplemental Indenture” means that certain First Supplemental Indenture, dated as of June 9, 2022 between the Company and the Trustee.

“Interest Payment Date” means, when used with respect to any Note or interest thereon, means the date specified in such Note as the fixed date on which such installment of interest is due and payable.

“Net Consolidated Debt” means, without duplication, (a) the aggregate principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (excluding Forest Investments, Inc. and its Subsidiaries), plus (b) Capital Lease Obligations that the Company and/or its subsidiaries (excluding Forest Investments, Inc. and its subsidiaries) may have outstanding, minus (c) the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries (excluding cash proceeds of any proposed incurrence of indebtedness).  “Net Consolidated Debt” shall not include Permitted Indebtedness.

“Net Consolidated Debt to Equity Ratio” means the ratio of Net Consolidated Debt to total shareholders’ equity, in each case as shown on the Company’s consolidated balance sheet as of the last day of the most recent fiscal quarter.

“Permitted Indebtedness” means (1) any indebtedness owing to the Company by any Subsidiary or any indebtedness owing to any Subsidiary by the Company or another Subsidiary, (2) indemnification or guaranty obligations arising in the ordinary course of business, (3) indemnification obligations, deferred purchase price, earnouts or similar obligations under contracts for purchase and sale and (4) any indebtedness that is contractually or structurally subordinated in right of payment to the 2027 Notes.

“Redemption Date”, when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Regular Record Date” for the interest payable on any Interest Payment Date on the 2027 Notes means the date specified for that purpose as contemplated by Section 2.02, whether or not a Business Day.

“Special Record Date” for the payment of any Defaulted Interest on the Registered Securities of or within any series means a date fixed by the Trustee pursuant to Section 2.13.

Section 2.02.          Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2027 Notes but no other series of Securities under the Indenture, whether now or hereafter issued and outstanding, Article One of the Base Indenture shall be amended by replacing the definitions of “Business Day”, “Capital Lease Obligations” and “GAAP” in Section 1.01 thereof with the following:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday, and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

“Capital Lease Obligations” means the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Company or any Subsidiaries that the Company may acquire or establish in the future, or of a future special purpose or other entity not consolidated with the Company and any Subsidiaries the Company may acquire or establish in the future that (x) initially were not included on the Company’s consolidated balance sheet as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Company and its Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (y) did not exist on the date of the First Supplemental Indenture and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on such date had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations; provided further, notwithstanding the foregoing, “Capital Lease Obligations” shall not include obligations relating to a lease that was (or would be) classified and accounted for by the Company and its Subsidiaries as an operating lease under GAAP as in effect prior to the effectiveness of Accounting Standards Codification 842.

“Excess Cash Flow” means cash flow from operating activities minus (1) cash flow from investing activities and (2) principal payments on outstanding indebtedness.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States; provided, notwithstanding the foregoing, if any change in such generally accepted accounting principles or in the application thereof after the date of the First Supplemental Indenture would affect the computation of any financial ratio or requirement set forth in the Notes or the Indenture, then the Company may deliver notice to the Trustee that such change will not apply for any determinations thereafter under the Notes or the Indenture.

ARTICLE III
COVENANTS

Section 3.01          Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2027 Notes but no other series of Notes under the Indenture, whether now or hereafter issued and outstanding, Article 4 of the Base Indenture shall be amended by adding the following new Sections 4.08 through 4.11 thereto, each as set forth below:

“Section 4.08  Commission Reports and Reports to Holders.

If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to the Holders of Notes and the Trustee for the period of time during which the 2027 Notes are outstanding:  (i) within 90 days after the end of each fiscal year of the Company, audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company.  All such financial statements shall be prepared, in all material respects, in accordance with GAAP.”

“Section 4.09  Net Consolidated Debt to Equity Ratio.

The Company agrees that, for the period of time during which the 2027 Notes are outstanding, the Company shall not incur additional Indebtedness (other than Permitted Indebtedness) that would cause the Company’s Net Consolidated Debt to Equity Ratio after such issuance to be greater than 2 to 1.”

“Section 4.10  Distributions.

The Company agrees that for the period of time during which the 2027 Notes are outstanding, the Company shall not declare any dividend (except a dividend payable in the Company’s stock), or declare any other distribution, upon a class of the Company’s capital stock, or purchase any such capital stock, that would cause the Company’s Net Consolidated Debt to Equity Ratio to be greater than 2 to 1 after giving effect to such declaration, distribution or purchase; provided that the foregoing shall not prohibit (i) any management fees or shared service payments owing to the Company from any Subsidiary and (ii) any distributions to the Company or among its Subsidiaries in respect of any income taxes owing by the Company or any Subsidiary.  For the avoidance of doubt, the Indenture and the 2027 Notes will not restrict the Company’s payment of interest or principal on any indebtedness.”

“Section 4.11  Excess Cash Flow.

The Company agrees that if the Company’s Net Consolidated Debt to Equity Ratio is greater than 2 to 1 at the end of any calendar quarter, the Company shall retain no less than 10% of its Excess Cash Flows as cash and cash equivalents until such time as its Net Consolidated Debt to Equity Ratio is less than 2 to 1 at the end of a calendar quarter.”

ARTICLE IV
MERGER

Section 4.01          Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2027 Notes but no other series of Notes under the Indenture, whether now or hereafter issued and outstanding, Section 5.01 of the Base Indenture shall be amended by replacing paragraph (b)(1)(B) thereof with the following:

“(B)          the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, conveyance, transfer, lease or other disposition has been made expressly assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture;”

ARTICLE V
DEFAULTS AND REMEDIES

Section 5.01          Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2027 Notes but no other series of Notes under the Indenture, whether now or hereafter issued and outstanding, Section 6.01 of the Base Indenture shall be amended by replacing paragraph (c) thereof with the following:

“(c)          default in the performance or breach of any covenant of the Company in this Indenture, which default continues uncured for a period of 60 days after (i) the Company receives written notice from the Trustee for such Notes or (ii) the Company and the Trustee receive written notice from Holders of not less than 25% in aggregate principal amount of the outstanding 2027 Notes; or”

Section 5.02          Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2027 Notes but no other series of Notes under the Indenture, whether now or hereafter issued and outstanding, Section 6.01 of the Base Indenture shall be amended by replacing paragraph (e) thereof with the following:

“(e)          an involuntary case or other proceeding is commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 90 consecutive days; or an order for relief is entered against the Company under the federal bankruptcy laws as now or hereafter in effect; or”

Section 5.03          Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2027 Notes but no other series of Notes under the Indenture, whether now or hereafter issued and outstanding, Section 6.02 of the Base Indenture shall be amended by replacing the second paragraph thereof with the following:

“At any time after such a declaration of acceleration with respect to any Series has been made, the Holders of a majority in principal amount of the outstanding Notes of that Series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (i) all existing Events of Default with respect to that Series (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee hereunder and the reasonable compensation expenses and disbursements of the Trustee and its agents and counsel have been paid and (ii) if the Company has paid or deposited with the Trustee a sum sufficient to pay (a) any overdue interest on the Notes of such Series, (b) the principal amount of such Series of Notes (except the principal, interest or premium that has become due solely because of the acceleration) and (c) to the extent lawful and applicable, interest on overdue installments of interest at the rate specified in the Notes of such Series.”

Section 5.04          Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2027 Notes but no other series of Notes under the Indenture, whether now or hereafter issued and outstanding, Section 6.06 of the Base Indenture shall be amended by replacing paragraphs (c) and (d) thereof with the following:

“(c)          such Holder of a Note or Holders of Notes offer and, if requested, provide reasonable indemnity to the Trustee against any loss, liability or expense;

(d)          the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and”

ARTICLE VI
DEFEASANCE

Section 6.01          Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2027 Notes but no other series of Notes under the Indenture, whether now or hereafter issued and outstanding, Section 8.04 of the Base Indenture shall be amended by replacing paragraphs (d), (e) and (f) thereof with the following:

“(d)          no Default or Event of Default shall have occurred and be continuing on the date of such deposit, or insofar as Sections 6.01(d) and 6.01(e) are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

(e)          such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, this Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)          the Company must deliver to the Trustee an Opinion of Counsel stating that the deposit will not require registration by the Company under the Investment Company Act of 1940, as amended; and”

ARTICLE VII
MISCELLANEOUS

Section 7.01          This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.  This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Section 7.02          In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.03          This First Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same First Supplemental Indenture.  The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this First Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.

Section 7.04          The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes.  All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law.  The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture.

Section 7.05          The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 7.06          Notwithstanding anything else to the contrary herein, the terms and provisions of this First Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Notes under the Base Indenture and this First Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Notes under the Base Indenture, whether now or hereafter issued and outstanding.

Section 7.07          The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder.  The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

GREAT ELM GROUP, INC.

By:	/s/ Adam M. Kleinman
Name: Adam M. Kleinman
Title: President and Chief Operating Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Trustee

By:	/s/ Paul H. Kim
Name: Paul H. Kim
Title: Assistant General Counsel

[Signature page to First Supplemental Indenture]

Exhibit A - Form of Global Note

This Note is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company or a nominee thereof.  This Note is exchangeable for Notes registered in the name of a person other than The Depository Trust Company or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by The Depository Trust Company to a nominee thereof, by a nominee of The Depository Trust Company to the Depositary or another nominee thereof or by The Depository Trust Company or any such nominee to a successor of Depositary or a nominee of such a successor Depositary.

Unless this certificate is presented by an authorized representative of The Depository Trust Company to the Company or its agent for registration of transfer, exchange or payment and such certificate issued in exchange for this certificate is registered in the name of Cede & Co., or such other name as requested by an authorized representative of The Depository Trust Company, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful, as the registered owner hereof, Cede & Co., has an interest herein.

Great Elm Group, Inc.

No.	$ CUSIP No. 39037G 208 ISIN No. US39037G2084

7.25% Notes Due 2027

Great Elm Group, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of             (U.S. $            ) on June 30, 2027 and to pay interest thereon from June 9, 2022 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 31, June 30, September 30 and December 31 in each year, commencing June 30, 2022 (provided, that if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment), at the rate of 7.25% per annum, until the principal hereof is paid or made available for payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15 and December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes of this series not less than 15 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.  This Note may be issued as part of a series.

Payment of the principal of (and premium, if any, on) and any such interest on this Note will be made at the Corporate Trust Office of the Trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that so long as this Note is registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

GREAT ELM GROUP, INC.

By:
Name:
Title:

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Trustee

By:
Authorized Signatory

Great Elm Group, Inc.

7.25% Notes due 2027

This Note is one of a duly authorized issue of Note of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture, dated as of June 9, 2022 (herein called the “Base Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and American Stock Transfer & Trust Company, LLC, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as amended and supplemented by the First Supplemental Indenture, dated June 9, 2022, relating to the Securities, by and between the Company and the Trustee (herein called the “First Supplemental Indenture,” the First Supplemental Indenture and the Base Indenture collectively are herein called the “Indenture”).  In the event of any conflict between the Base Indenture and the First Supplemental Indenture, the First Supplemental Indenture shall govern and control.

This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to Twenty-Five Million dollars (U.S. $25,000,000), or up to Twenty-Eight Million Seven Hundred Fifty Thousand dollars (U.S. $28,750,000) aggregate principal amount if the underwriters’ over-allotment option to purchase additional Securities is exercised in full.  Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities.  Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires.  The aggregate principal amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

The Securities of this series are subject to redemption in whole or in part at any time or from time to time, at the option of the Company, on or after June 30, 2024 at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the Redemption Date.

Notice of redemption shall be given in writing and electronically delivered through The Depository Trust Company or mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the Securities to be redeemed, not less than fifteen (15) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Register.  All notices of redemption shall contain the information set forth in Section 3.03 of the Base Indenture.

Any exercise of the Company’s option to redeem the Securities will be done in compliance with the Indenture.

If the Company elects to redeem only a portion of the Securities, the Trustee or, with respect to the Global Notes, the Depository will determine the method for selecting the particular Securities to be redeemed, in accordance with Section 3.02 of the Base Indenture and the rules of any national securities exchange or quotation system on which the Securities are listed, to the extent applicable.  In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities called for redemption.

Holders of Securities do not have the option to have the Securities repaid prior to June 30, 2027.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

The Indenture provides that the Company may not consolidate with or merge with or into any other entity or convey or transfer all or substantially all of its assets to any Person, unless certain specified conditions set forth in Article 5 of the Indenture are satisfied.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee such security or indemnity satisfactory to the Trustee against the costs, expenses and other liabilities to be incurred in compliance with such request, and the Trustee for 60 days after its receipt of such notice, request and offer of security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding (and no direction inconsistent with such written request shall have been given to the Trustee).  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $25.00 and any integral multiples of $25.00 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company, the Trustee or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee or the Registrar and any agent of the Company, the Trustee or the Registrar may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee, the Registrar, or any agent thereof shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.